Subject to Completion

Preliminary Pricing Supplement dated April 5, 2007

PRICING SUPPLEMENT (To MTN prospectus supplement, general prospectus supplement and prospectus each dated March 31, 2006) Pricing Supplement Number:	Filed Pursuant to Rule 424(b)(3) Registration No. 333-132911

                     Units

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Merrill Lynch Long Short NotesSM

Linked to the S&P Asia 50/Nasdaq-100® Long Short Index—Series XIII

due February     , 2008

(the “Notes”)

$10 original public offering price per unit

The Notes:

•

The Notes are designed for investors seeking exposure to a leveraged long position in the S&P Asia 50 Index and a short position in the Nasdaq-100 Index. Each of these indices is described more fully in this pricing supplement.

•

The S&P Asia 50/Nasdaq-100 Long Short Index—Series XIII (the “Composite Index”) will reflect a leveraged long position in the S&P Asia 50 Index (the “Long Component”) equal to 150% of the initial level of the Composite Index, and a short position in the Nasdaq-100 Index (the “Short Component”) equal to 50% of the initial level of the Composite Index. The Composite Index does not take into account the dividends paid on any of the stocks included in either the Long Component or the Short Component.

•

Increases in the value of the Long Component will increase the level of the Composite Index while decreases in the value of the Long Component will decrease the level of the Composite Index. Conversely, an increase in the value of the Short Component will decrease the level of the Composite Index and a decrease in the value of the Short Component will increase the level of the Composite Index.

•	There will be no payments on the Notes prior to the maturity date, unless the Notes are redeemed by Merrill Lynch & Co., Inc. as provided below.

•	There is no principal protection on these Notes.

•	The Notes will not be listed on any securities exchange.

•	The Notes will be senior unsecured debt securities of Merrill Lynch & Co., Inc. and part of a series entitled “Medium-Term Notes, Series C”. The Notes will have the CUSIP No. .

•	The settlement date for the Notes is expected to be May , 2007.

Payment on the maturity date:

•

The amount you receive on the maturity date per unit will be based upon the direction of and percentage change in the level of the Composite Index, which reflects the direction of and percentage change in the value of the long position in the Long Component and the short position in the Short Component. If the level of the Composite Index declines from the starting value on the pricing date to the ending value calculated shortly before the maturity date, you will receive less, and possibly significantly less, than the $10 original public offering price per unit.

Early redemption:

•

If on any date before the seventh scheduled index business day before the maturity date the closing level of the Composite Index is equal to or less than 50% of the starting value, we will redeem the Notes on the fifth business day following that date. If redeemed, we will pay you an amount based on the percentage decrease in the level of the Composite Index as described in this pricing supplement.

Information included in this pricing supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information.

Investing in the Notes involves risks that are described in the “ Risk Factors” section beginning on page PS-8 of this pricing supplement and beginning on page S-3 of the accompanying MTN prospectus supplement.

	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting fee	$.175	$
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.825	$

(1)	The public offering price and the underwriting discount for any single transaction to purchase between 100,000 to 299,999 units will be $9.95 per unit and $.125 per unit, respectively, for any single transaction to purchase between 300,000 to 499,999 units will be $9.90 per unit and $.075 per unit, respectively.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying MTN prospectus supplement, general prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this pricing supplement is May     , 2007.

“Merrill Lynch Long Short Notes” is a registered service mark of Merrill Lynch & Co., Inc.

“Standard & Poor’s®”, “Standard & Poor’s Asia 50”, “S&P Asia 50” and S&P® are trademarks of The McGraw Hill Companies, Inc. and have been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch & Co., Inc. is an authorized sublicensee.

The Nasdaq 100®, Nasdaq 100® Index and Nasdaq® are trade or service marks of the Nasdaq Stock Market, Inc. and are licensed for use by Merrill Lynch &Co., Inc.

Pricing Supplement

Medium-Term Notes, Series C Prospectus Supplement

(the “MTN prospectus supplement”)

RISK FACTORS	S-3
DESCRIPTION OF THE NOTES	S-4
UNITED STATES FEDERAL INCOME TAXATION	S-22
PLAN OF DISTRIBUTION	S-29
VALIDITY OF THE NOTES	S-30

Debt Securities, Warrants, Preferred Stock,

Depositary Shares and Common Stock Prospectus Supplement

(the “general prospectus supplement”)

MERRILL LYNCH & CO., INC	S-3
USE OF PROCEEDS	S-3
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	S-4
THE SECURITIES	S-4
DESCRIPTION OF DEBT SECURITIES	S-5
DESCRIPTION OF DEBT WARRANTS	S-16
DESCRIPTION OF CURRENCY WARRANTS	S-18
DESCRIPTION OF INDEX WARRANTS	S-20
DESCRIPTION OF PREFERRED STOCK	S-25
DESCRIPTION OF DEPOSITARY SHARES	S-32
DESCRIPTION OF PREFERRED STOCK WARRANTS	S-36
DESCRIPTION OF COMMON STOCK	S-38
DESCRIPTION OF COMMON STOCK WARRANTS	S-42
PLAN OF DISTRIBUTION	S-44
WHERE YOU CAN FIND MORE INFORMATION	S-45
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	S-46
EXPERTS	S-46

Prospectus

WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	2
EXPERTS	2

SUMMARY INFORMATION—Q&A

This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to help you understand the Merrill Lynch Long Short NotesSM Linked to the S&P Asia 50/Nasdaq-100® Long Short Index—Series XIII due February     , 2008 (the “Notes”). You should carefully read this pricing supplement, the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to fully understand the terms of the Notes, the S&P Asia 50/Nasdaq-100 Long Short Index—Series XIII (the “Composite Index”) and the tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the “Risk Factors” section in this pricing supplement and the accompanying MTN prospectus supplement, which highlights certain risks associated with an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.

References in this pricing supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Notes?

The Notes will be part of a series of senior debt securities issued by ML&Co. entitled “Medium-Term Notes, Series C” and will not be secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt. The Notes are expected to mature in February 2008, unless redeemed by us as described in this pricing supplement. Depending on the date the Notes are priced for initial sale to the public (the “Pricing Date”), which may be in April or May, the settlement date may occur in April or May and the maturity date may occur in January or February. Any reference in this pricing supplement to the month in which the settlement date or maturity date will occur is subject to change as specified above. Any reference in this pricing supplement to the month in which the maturity date will occur is subject to change as specified above.

Each unit will represent a single Note with a $10 original public offering price. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

Are there any risks associated with my investment?

Yes, an investment in the Notes is subject to risks, including the risk of loss of principal. Please refer to the sections entitled “Risk Factors” in this pricing supplement and the accompanying MTN prospectus supplement.

What is the Composite Index?

The Composite Index is designed to provide exposure to a leveraged long position in the S&P Asia 50 Index (the “Long Component”) equal to 150% of the initial level of the Composite Index, and a short position in the Nasdaq-100 Index (the “Short Component” and each Long Component or Short Component, an “Index Component”) equal to 50% of the initial level of the Composite Index. The Index Components are described in the sections entitled “The Composite Index—The Long Component” and “The Composite Index—The Short Component” in this pricing supplement. The Composite Index does not take into account any dividends paid on any of the stocks included in either Index Component (collectively, the “Component Stocks”).

Each Index Component will be assigned a weighting that reflects the initial relative contribution of that Index Component to the level of the Composite Index. The positive weighting of 150% of the initial level of the Composite Index in the Long Component can be viewed as the equivalent of a leveraged long position in the Long Component. The negative weighting of 50% of the initial level of the Composite Index in the Short Component can be viewed as the equivalent of a short position in the Short Component. Changes in the level of the Index Component that has a greater absolute weighting will have a greater effect on the level of the Composite Index than changes in the level of the Index Component that has a lesser absolute weighting.

The level of the Composite Index will be set to 100 on the Pricing Date.

A fixed factor (the “Multiplier”) will be determined for each Index Component on the Pricing Date. The Multipliers can be used to calculate the level of the Composite Index on any given day by summing the products of the level of each Index Component and its designated Multiplier, as described in this pricing supplement. Hypothetical Multipliers for each Index

Component are illustrated in the section entitled “The Composite Index” in this pricing supplement.

An investment in the Notes does not entitle you to any dividends, voting rights or any other ownership interest in the Component Stocks.

How has the Composite Index performed historically?

The Composite Index will not exist until the Pricing Date. We have, however, included a table and a graph showing hypothetical historical month-end levels of the Composite Index from January 2002 through March 2007 based upon historical levels for each Index Component, the hypothetical Multiplier for each Index Component calculated as of March 30, 2007 and a Composite Index level of 100 on that date. In addition, we have included tables and graphs showing the historical month-end levels of each of the Index Components from January 2002 through March 2007. These tables are included in the section entitled “The Composite Index—The Long Component” and “The Composite—The Short Component” in this pricing supplement.

We have provided this information to help you evaluate the performance of the Composite Index in various economic environments; this information, however, is not necessarily indicative of how the Composite Index will perform in the future.

What will I receive on the maturity date of the Notes?

On the maturity date, if we have not previously redeemed the Notes, you will receive a cash payment per unit, denominated in U.S. dollars, equal to the Redemption Amount.

The “Redemption Amount” per unit to which you will be entitled will depend on the direction of and percentage change in the level of the Composite Index and will equal:

$10 ×	(	Ending Value	)
Starting Value

The “Starting Value” will be set to 100 on the Pricing Date.

For purposes of determining the Redemption Amount, the “Ending Value” means the average of the levels of the Composite Index at the close of the market on five Index Business Days (as defined herein) shortly before the maturity date of the Notes. We may calculate the Ending Value by reference to fewer than five or even a single day’s closing level if, during the period shortly before the maturity date of the Notes, there is a disruption in trading of a sufficient number of the Component Stocks.

For more specific information about the Redemption Amount, please see the section entitled “Description of the Notes” in this pricing supplement.

Will I receive interest payments on the Notes?

You will not receive any interest payments on the Notes, but you will instead receive the Redemption Amount per unit on the maturity date based on the performance of the Composite Index from the Starting Value to the Ending Value. We have designed the Notes for investors who are willing to forego interest payments on the Notes, such as fixed or floating interest rates paid on traditional interest bearing debt securities, in exchange for receiving the Redemption Amount on the maturity date or on the Early Redemption Date (as defined below), if applicable.

How does the early redemption feature work?

If on any date prior to the seventh scheduled Index Business Day before the maturity date the closing level of the Composite Index is equal to or less than 50, we will redeem the Notes on the fifth Business Day following that date (the “Early Redemption Date”). If this redemption event is triggered, we will pay you the Redemption Amount, calculated as described above, in cash, on the Early Redemption Date; provided, however, for purposes of calculating the Redemption Amount to be paid on the Early Redemption Date, the Ending Value will be equal to the average of the closing levels of the Composite Index on the two scheduled Index Business Days immediately succeeding the date the closing level of the Composite Index is equal to or less than 50.

Examples

Set forth below are six examples of Redemption Amount calculations, assuming:

•	A Starting Value of the Composite Index of 100 based upon the closing levels of the Long Component and the Short Component on March 30, 2007.

•

Hypothetical Multipliers based upon these closing levels. The hypothetical Multipliers and related calculations are described in more detail in the section entitled “The Composite Index” in this pricing supplement. You are encouraged to read that section of this pricing supplement in order to fully understand the examples below.

•

The closing level of the Composite Index was not equal to or less than 50 on any date prior to the seventh scheduled Index Business Day before the maturity date. Therefore, the Notes were not subject to early redemption.

For each Index Component, the following table sets forth the hypothetical Starting Value, the hypothetical Multiplier and the hypothetical closing level used to calculate the level of the Composite Index and the Redemption Amount in each of the examples below.

	Starting Value	Hypothetical Multiplier	Hypothetical Closing Levels
Index			Example 1	Example 2	Example 3	Example 4	Example 5	Example 6
S&P Asia 50 Index	2,904.73	0.05163991	3,049.97	3,049.97	3,049.97	2,410.93	2,759.49	2,759.49
Nasdaq-100 Index	1,772.36	–0.02821097	1,860.98	2,073.66	1,683.74	1,860.98	1,683.74	1,471.06

Composite Index	100.00		105.00	99.00	110.00	72.00	95.00	101.00

Redemption Amount Per Unit			10.50	9.90	11.00	7.20	9.50	10.10

Example 1—The value of each Index Component has increased by 5%:

Redemption Amount (per unit) = $10 ×	(105)	= $10.50
100

Example 2—The value of the Long Component has increased by 5% and the value of the Short Component has increased by 17%:

Redemption Amount (per unit) = $10 ×	(99)	= $9.90
100

Example 3—The value of the Long Component has increased by 5% and the value of the Short Component has decreased by 5%:

Redemption Amount (per unit) = $10 ×	(110)	= $11.00
100

5

Example 4—The value of the Long Component has decreased by 17% and the value of the Short Component has increased by 5%:

Redemption Amount (per unit) = $10 ×	(72)	= $7.20
100

Example 5—The value of each Index Component has decreased by 5%:

Redemption Amount (per unit) = $10 ×	(95)	= $9.50
100

Example 6—The value of the Long Component has decreased by 5% and the value of the Short Component has decreased by 17%:

Redemption Amount (per unit) = $10 ×	(101)	= $10.10
100

What about taxes?

The United States federal income tax consequences of an investment in the Notes are complex and uncertain. By purchasing a Note, you and ML&Co. agree, in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary, to characterize and treat a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the level of the Composite Index. Under this characterization and tax treatment of the Notes, you should be required to recognize gain or loss to the extent that you receive cash on the maturity date or upon a sale, exchange or early redemption of a Note prior to the maturity date. You should review the discussion under the section entitled “United States Federal Income Taxation” in this pricing supplement.

Will the Notes be listed on a securities exchange?

The Notes will not be listed on any securities exchange and we do not expect a trading market for the Notes to develop, which may affect the price you receive for your Notes upon any sale prior to the maturity date or redemption. You should review the section entitled “Risk Factors—A trading market for the Notes is not expected to develop and, if trading does develop, the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date will be affected by this and other important factors including our costs of developing, hedging and distributing the Notes” in this pricing supplement.

What price can I expect to receive if I sell the Notes prior to the stated maturity?

In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, a number of factors are taken into account.

Among these factors are certain costs associated with creating, hedging and offering the Notes. In structuring the economic terms of the Notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the Notes.

If you sell your Notes prior to the stated maturity date, you will receive a price determined by market conditions for the Notes. This price may be influenced by many factors, such as interest rates, volatility and the current level of the Composite Index. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes and other costs associated with the Notes, and compensation for developing and hedging the product. Depending on the impact of these factors, you may receive significantly less than the $10 original public offering price per unit of your Notes if sold before the stated maturity date.

In a situation where there had been no movement in the level of the Composite Index and no changes in the market conditions from those existing on the date of this pricing supplement, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be lower than the $10 original public offering price per unit. This is due to, among other things, our costs of developing, hedging and distributing the Notes. Any potential purchasers for your Notes in the secondary market are unlikely to consider these factors.

What is the role of MLPF&S?

MLPF&S, our subsidiary, is the underwriter for the offering and sale of the Notes. After the initial offering, MLPF&S intends to buy and sell Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during their initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

MLPF&S will also be our agent for purposes of determining, among other things, the Ending Value and calculating the Redemption Amount. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S as our subsidiary and its responsibilities as calculation agent.

What is ML&Co.?

Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis.

For information about ML&Co., see the section entitled “Merrill Lynch & Co., Inc.” in the accompanying general prospectus supplement. You should also read other documents ML&Co. has filed with the Securities and Exchange Commission, which you can find by referring to the sections entitled “Where You Can Find More Information” and “Incorporation of Information We File with the SEC” in the accompanying general prospectus supplement and prospectus.

RISK FACTORS

Your investment in the Notes will involve risks. You should carefully consider the following discussion of risks and the discussion of risks included in the accompanying MTN prospectus supplement before deciding whether an investment in the Notes is suitable for you.

Your investment may result in a loss

We will not repay you a fixed amount of principal on the Notes on the maturity date or on the Early Redemption Date. The Redemption Amount will depend on the direction of and percentage change in the level of the Composite Index. Because the level of the Composite Index is subject to market fluctuations, the Redemption Amount you receive may be more or less than the $10 original public offering price per unit. If the Ending Value is less than the Starting Value, the Redemption Amount will be less, and possibly significantly less, than the $10 original public offering price per unit.

In addition, if on any date prior to the seventh scheduled Index Business Day before the maturity date the closing level of the Composite Index is equal to or less than 50, the Notes will be redeemed early by us and you will receive, for each Note then owned by you, a cash amount, based on the percentage decrease in the level of the Composite Index calculated as described herein. This amount will be significantly less than the $10 original public offering price per unit.

Your yield, which could be negative, may be lower than the yield on other debt securities of comparable maturity

The yield that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a traditional interest bearing debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike traditional interest bearing debt securities, the Notes do not guarantee the return of a principal amount on the maturity date.

You must rely on your own evaluation of the merits of an investment linked to the Composite Index

In the ordinary course of their businesses, affiliates of ML&Co. may express views on expected movements in the Long Component and Short Component; and these views are sometimes communicated to clients who participate in these indices. However, these views, depending upon economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in U.S. and/or Asian equity markets may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Index Components from multiple sources. In connection with your purchase of the Notes, you should not rely on views which may be expressed by our affiliates in the ordinary course of their businesses with respect to future movements in U.S. and/or Asian equity markets.

You should rely on your own evaluation of the merits of an investment in the Notes. Neither the offering of the Notes nor any views which may from time to time be expressed by our affiliates in the ordinary course of their businesses with respect to movements in the U.S. equity market constitutes a recommendation as to the merits of an investment in the Notes.

Your return will not reflect the return of owning the Component Stocks

The return on your Notes will not reflect the return you would realize if you actually owned the stocks represented by the leveraged long position in the Long Component and sold short the stocks represented by the short position in the Short Component. The Index Components will not reflect dividends paid on those stocks because the level of the Composite Index is calculated by reference to the prices of those stocks without taking into consideration the value of dividends, if any, paid on those stocks. The trading value of the Notes and final return on the Notes may also differ from the results of the Composite Index for the reasons discussed below under “—Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor”.

The long and short positions of the Index Components will have a substantial effect on the level of the Composite Index, and in turn, the value of the Notes

The Composite Index will reflect a leveraged long position in the Long Component equal to 150% of the Starting Value of the Composite Index and a short position in the Short Component equal to 50% of the Starting Value of the Composite Index. The leveraged long position offers the potential for significant increases in the level of the Composite Index due to increases in the value of the Long Component, but also entails a high degree of risk, including the risk of magnified and substantial decreases in the level of the Composite Index if there are decreases in the value of the Long Component. In addition, as a result of the Short Component, any increase in the value of the Short Component will adversely affect the level of the Composite Index, and may offset any gains in the level of the Composite Index related to increases in the value of the Long Component. Because of the leveraged weighting of the Long Component, changes in its absolute value will have a greater effect on the level of the Composite Index than similar changes in the value of the Short Component. We cannot assure you of the direction of or percentage change in either Index Component from the Starting Value to the Ending Value.

Your return may be affected by factors affecting international securities markets

The Composite Index is computed by reference to the value of the equity securities of companies listed on Asian exchanges. The return on the Notes will be affected by factors affecting the value of securities in the Asian financial markets. The Asian securities market may be more volatile than United States or other securities markets and may be affected by market developments in different ways than United States or other securities markets. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the Asian market may affect prices and the volume of trading in the Asian market. Also, there is generally less publicly available information about Asian companies than about United States companies that are subject to the reporting requirements of the Securities and Exchange Commission. Additionally, accounting, auditing and financial reporting standards and requirements in Asia differ from those applicable to United States reporting companies.

The prices and performance of securities of companies in Asia may be affected by political, economic, financial and social factors in Asia. In addition, recent or future changes in Asian governments, economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the Asian securities markets. Moreover, Asian economies may differ favorably or unfavorably from the United States economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

A trading market for the Notes is not expected to develop and, if trading does develop, the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date will be affected by this and other important factors including our costs of developing, hedging and distributing the Notes

The Notes will not be listed on any securities exchange and we do not expect a trading market for the Notes to develop. Although MLPF&S, our affiliate, has indicated that it currently expects to bid for Notes offered for sale to it by holders of the Notes, it is not required to do so and may cease making those bids at any time. In addition, while we describe in this pricing supplement how you can calculate the level of the Composite Index from publicly available information, we will not publish the level of the Composite Index over the term of the Notes and this may limit the trading market for the Notes. The limited trading market for your Notes may affect the price that you receive for your Notes if you do not wish to hold your investment until the maturity date.

If MLPF&S makes a market in the Notes, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes and other costs associated with the Notes, including compensation for developing and hedging the product. This quoted price could be higher or lower than the $10 original public offering price. Furthermore, there is no assurance that MLPF&S or any other party will be willing to buy the Notes. MLPF&S is not obligated to make a market in the Notes.

Assuming there is no change in the level of the Composite Index and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your Notes in a secondary market transaction is expected to be lower than the $10 original public offering price. This is due to, among other things, the fact that the $10 original public offering price included, and secondary market prices are likely to exclude, underwriting discount paid with respect to, and the developing and hedging costs associated with, the Notes.

The respective publishers of the Index Components may adjust the Index Components in a way that affects their levels, and these respective publishers have no obligation to consider your interests

Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“Standard & Poor’s” or “S&P”), and The Nasdaq Stock Market, Inc. (the “Nasdaq”) (together the “Index Publishers” and each an “Index Publisher”) are the publishers of the S&P Asia 50 Index and the Nasdaq-100 Index, respectively. The Index Publishers can add, delete or substitute the stocks underlying the Index Components or make other methodological changes that could change the level of the Composite Index. You should realize that the changing of companies included in the Index Components may affect the Composite Index, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, an Index Publisher may alter, discontinue or suspend calculation or dissemination of its respective Index Components. Any of these actions could adversely affect the value of the Notes. The Index Publishers have no obligation to consider your interests in calculating or revising the Index Components. See “The Composite Index.”

Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

The trading value of the Notes will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the trading value of the Notes caused by another factor and the effect of one factor may exacerbate the decrease in the trading value of the Notes caused by another factor. For example, a change in interest rates may offset some or all of any increase in the trading value of the Notes attributable to another factor, such as an increase in the level of the Composite Index. The following paragraphs describe the expected impact on the trading value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

The level of the Composite Index is expected to affect the trading value of the Notes. We expect that the trading value of the Notes will depend substantially on the amount, if any, by which the level of the Composite Index exceeds or does not exceed the Starting Value. However, if you choose to sell your Notes when the level of the Composite Index exceeds the Starting Value, you may receive substantially less than the amount that would be payable on the maturity date based on this level because of the expectation that the level of the Composite Index will continue to fluctuate until the Ending Value is determined.

Changes in the levels of interest rates are expected to affect the trading value of the Notes. We expect that changes in interest rates will affect the trading value of the Notes. Generally, if United States interest rates increase, we expect the trading value of the Notes will decrease and, conversely, if United States interest rates decrease, we expect the trading value of the Notes will increase.

Changes in the volatility of the Index Components are expected to affect the trading value of the Notes. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the Index Components increases or decreases, the trading value of the Notes may be adversely affected.

Changes in dividend yields of the Component Stocks are expected to affect the trading value of the Notes. In general, if dividend yields on the Component Stocks in which there is a long position increase, we expect that the trading value of the Notes will decrease and, conversely, if dividend yields on those stocks decrease, we expect that the trading value of the Notes will increase. In general, if dividend yields on the Component Stocks in which there is a short position decrease, we expect that the trading value of the Notes will decrease and, conversely, if dividend yields on those stocks increase, we expect that the trading value of the Notes will increase.

Changes in our credit ratings may affect the trading value of the Notes. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the percentage increase, if any, in the level of the Composite Index over the term of the Notes, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in some of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes. We expect, however, that the effect on the trading value of the Notes of a given change in the level of the Composite Index will be greater if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

Amounts payable on the Notes may be limited by state law

New York State law governs the 1983 Indenture under which the Notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

While we believe that New York law would be given effect by a state or federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the Notes, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Purchases and sales by us and our affiliates may affect your return

We and our affiliates may from time to time buy or sell the Component Stocks or futures or options contracts on those stocks for our own accounts for business reasons and expect to enter into these transactions in connection with hedging our obligations under the Notes. These transactions could affect the price of those stocks and, in turn, the level of the Composite Index, in a manner that would be adverse to your investment in the Notes. Any purchases or sales by us, our affiliates or others on our behalf on or before the Pricing Date may temporarily increase or decrease the prices of the Component Stocks. Temporary increases or decreases in the market prices of the Component Stocks may also occur as a result of the purchasing activities of other market participants. Consequently, the prices of the Component Stocks may change subsequent to the Pricing Date, affecting the level of the Composite Index and therefore the trading value of the Notes.

Potential conflicts

MLPF&S, our subsidiary, is our agent for the purposes of calculating, among other things, the Ending Value and Redemption Amount. Under certain circumstances, MLPF&S as our subsidiary and in its responsibilities as calculation agent for the Notes could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination as to whether the level of the Composite Index can be calculated on a particular trading day, or in connection with judgments that it would be required to make in the event of a discontinuance or unavailability of an Index Component. See the sections entitled “Description of the Notes—Payment on the Maturity Date,” “Description of the Notes—Adjustments to the Index Components” and “Description of the Notes—Discontinuance of the Index Components” in this pricing supplement. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, because we control MLPF&S, potential conflicts of interest could arise.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the Redemption Amount due on the maturity date or the Early Redemption Date, as applicable, on the Notes. We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliated companies. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

ML&Co. or its affiliates may presently or from time to time engage in business with one or more of the companies included in the Composite Index including extending loans to, or making equity investments in, those companies or providing advisory services to those companies, including merger and acquisition advisory services. In the course of business, ML&Co. or its affiliates may acquire non-public information relating to those companies and, in addition, one or more affiliates of ML&Co. may publish research reports about those companies. ML&Co. does not make any representation to any purchasers of the Notes regarding any matters whatsoever relating to the companies included in the Composite Index. Any prospective purchaser of the Notes should undertake an independent investigation of the companies included in the Composite Index as in its judgment is appropriate to make an informed decision regarding an investment in the Notes. The composition of those companies does not reflect any investment recommendations of ML&Co. or its affiliates.

Tax consequences are uncertain

You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled “United States Federal Income Taxation” in this pricing supplement.

DESCRIPTION OF THE NOTES

ML&Co. will issue the Notes as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series C,” which is more fully described in the MTN prospectus supplement, under the 1983 Indenture, which is more fully described in the accompanying general prospectus supplement. The Bank of New York has succeeded JPMorgan Chase Bank, N.A. as trustee under such indenture. Unless earlier redeemed by us as provided below, the Notes will mature on February , 2008. Information included in this pricing supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information. The CUSIP number for the Notes is         .

The Notes may be redeemed by ML&Co. as described in this pricing supplement. The Notes are not subject to redemption at the option of any holder prior to the stated maturity date.

ML&Co. will issue the Notes in denominations of whole units each with a $10 original public offering price per unit. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

The Notes will not have the benefit of any sinking fund and there is no principal protection on the Notes.

Payment on the Maturity Date

On the maturity date, unless the Notes have been previously redeemed by us as provided below under “—Redemption Event”, a holder of a Note will be entitled to receive the Redemption Amount per unit payable on that Note, as provided below. There will be no payment of interest, periodic or otherwise, on the Notes.

Determination of the Redemption Amount

The “Redemption Amount” per unit, denominated in U.S. dollars, will be determined by the calculation agent and will equal:

$10 ×	(	Ending Value	)
Starting Value

The “Starting Value” will be set to 100 on the date the Notes are priced for initial sale to the public (the “Pricing Date”).

For purposes of determining the Redemption Amount payable on the maturity date, the “Ending Value” will be determined by the calculation agent and will equal the average of the closing levels of the Composite Index determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days during the Calculation Period, then the Ending Value will equal the average of the closing levels of the Composite Index on those Calculation Days. If there is only one Calculation Day during the Calculation Period, then the Ending Value will equal the closing level of the Composite Index on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value will equal the closing level of the Composite Index determined (or, if not determinable, estimated by the calculation agent in a manner which it considers commercially reasonable under the circumstances) on the last scheduled Index Business Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event (as described below) on that scheduled Index Business Day.

The “Calculation Period” means the period from and including the seventh scheduled Index Business Day before the maturity date to and including the second scheduled Index Business Day before the maturity date.

A “Calculation Day” means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

An “Index Business Day” means any day on which the Index Components or any successor indices are calculated and published.

“Market Disruption Event” means either of the following events as determined by the calculation agent:

(A)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on one or more of the primary exchanges where Component Stocks of an Index Component trade as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks included in any Index Component or any successor index; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on any exchange (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the applicable exchange or otherwise, in option or futures contracts related to an Index Component or any successor index, which are traded on any major United States exchange.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the applicable exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to an Index Component, or any successor index, will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or option contract on an Index Component or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or option contracts related to that stock or index; and

(4)	a suspension of or material limitation on trading on the applicable exchange will not include any time when that exchange is closed for trading under ordinary circumstances.

The occurrence of a Market Disruption Event could affect the calculation of the Redemption Amount on the maturity date or Early Redemption Date. See “—Payment on the Maturity Date” and “—Redemption Event” in this pricing supplement.

All determinations made by the calculation agent, absent a determination of a manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Hypothetical Returns

The following table illustrates, for the Starting Value of 100 and a range of hypothetical Ending Values:

•	the percentage change from the Starting Value to the hypothetical Ending Value;

•	the total amount payable on the maturity date for each Note;

•	the pretax annualized rate of return to holders of the Notes; and

•

the pretax annualized rate of return on an investment in the applicable long and short positions in the Component Stocks, which includes an assumed aggregate dividend yield for those stocks, as more fully described in the notes to the table below.

This table assumes that the closing level of the Composite Index is not equal to or less than 50 on any date before the seventh scheduled Index Business Day before the maturity date. Therefore, the Notes were not subject to early redemption.

Hypothetical Ending Value	Percentage change from the Starting Value to the hypothetical Ending Value	Total amount payable on the maturity date per Note	Pretax annualized rate of return on the Notes(1)	Pretax annualized rate of return of the Component Stocks(1)(2)
60.00	–40.00%	$ 6.00	–57.50%	–44.40%
70.00	–30.00%	$ 7.00	–42.15%	–33.67%
80.00	–20.00%	$ 8.00	–27.53%	–22.04%
90.00	–10.00%	$ 9.00	–13.51%	–9.49%
100.00 (3)	0.00%	$10.00	0.00%	3.98%
110.00	10.00%	$11.00	13.06%	18.38%
120.00	20.00%	$12.00	25.72%	33.75%
130.00	30.00%	$13.00	38.04%	50.08%
140.00	40.00%	$14.00	50.04%	67.42%

(1)	The annualized rates of return are calculated on a semiannual bond equivalent basis.
(2)	This yield assumes:
(a)	a percentage change in the aggregate price of the long stock positions and the short stock positions which results in an aggregate percentage change in those positions that equals the percentage change in the Composite Index from the Starting Value to the relevant hypothetical Ending Value;
(b)	a constant dividend yield of 2.78% for the stocks included in the S&P Asia 50 Index, and 0.50% for the stocks included in the Nasdaq-100 Index, paid quarterly from the date of initial delivery of the Notes, applied to the value of the Index Components (dividends paid on stocks included in the Short Component will decrease this rate of return while dividends paid on stocks included in the Long Component will increase this rate of return) at the end of each quarter assuming the aggregate dividends payable increases or decreases linearly from the value of such Index Component on the Pricing Date to the percentage change required to arrive at the applicable hypothetical Ending Value;
(c)	no transaction fees or expenses or margin charges; and
(d)	an investment term from April 2, 2007 to January 2, 2008, a term expected to be equal to the term of the Notes.
(3)	This will be the Starting Value.

The above figures are for purposes of illustration only. The actual amount received by you and the resulting total and pretax annualized rates of return will depend on the actual Multipliers, the actual Ending Value and the actual term of your investment.

Redemption Event

If on any date before the first Calculation Day of the Calculation Period the closing level of the Composite Index is equal to or less than 50, we will redeem all and not less than all of the Notes on the fifth Business Day following that date (the “Early Redemption Date”). If this redemption event is triggered, we will pay you the Redemption Amount, as described above under “—Payment on the Maturity Date,” in cash, on the Early Redemption Date; provided, however, for purposes of calculating the Redemption Amount to be paid on an Early Redemption Date, the Ending Value will be equal to the average of the closing levels of the Composite Index on the two scheduled Index Business Days immediately succeeding the date the closing level of the Composite Index was equal to or less than 50; provided that if a Market Disruption Event occurs on the first such date and as a result there is only one Calculation Day, the Ending Value will be determined on that second Calculation Day, and if a Market Disruption Event occurs on both dates, the Ending Value will be determined using the closing level of the Composite Index (or, if not determinable, estimated by the calculation agent in a manner which it considers commercially reasonable under the circumstances) on the second scheduled Index Business Day following the date the closing level of the Composite Index was equal to or less than 50, regardless of the occurrence of a Market Disruption Event on that scheduled Index Business Day.

A “Business Day” means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Adjustments to the Index Components

If at any time an Index Publisher makes a material change in the formula for or the method of calculating its respective Index Component or in any other way materially modifies that Index Component so that the Index Component does not, in the opinion of the calculation agent, fairly represent the level of that Index Component had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing value of the Composite Index is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a level of a stock index comparable to that Index Component as if those changes or modifications had not been made, and calculate the closing level with reference to the Index Component, as so adjusted. Accordingly, if the method of calculating an Index Component is modified so that the level of the Index Component is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust such Index Component in order to arrive at a level of the Index Component as if it had not been modified.

Discontinuance of the Index Components

If an Index Publisher discontinues publication of its respective Index Component and the Index Publisher or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to that Index Component (a “successor index”), then, upon the calculation agent’s notification of that determination to the trustee and ML&Co., the calculation agent will substitute the successor index as calculated by the relevant Index Publisher or any other entity for the Index Component and calculate the Ending Value as described above under “—Payment on the Maturity Date”. Upon any selection by the calculation agent of a successor index, ML&Co. will cause notice to be given to holders of the Notes.

In the event that an Index Publisher discontinues publication of its respective Index Component and:

•	the calculation agent does not select a successor index; or

•	the successor index is not published on any of the Calculation Days,

the calculation agent will compute a substitute level for that Index Component in accordance with the procedures last used to calculate that Index Component before any discontinuance. If a successor index is selected or the calculation agent calculates a level as a substitute for an Index Component as described below, the successor index or level will be used as a substitute for that Index Component for all purposes, including the purpose of determining whether a Market Disruption Event exists.

If an Index Publisher discontinues publication of its respective Index Component before the Calculation Period and the calculation agent determines that no successor index is available at that time, then on each Business Day until the earlier to occur of:

•	the determination of the Ending Value; and

•	a determination by the calculation agent that a successor index is available,

the calculation agent will determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The calculation agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuance of the publication of an Index Component may adversely affect the trading in the Notes.

Events of Default and Acceleration

In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a holder of a Note upon any acceleration permitted by the Notes, with respect to each $10 original public offering price per unit, will be equal to the Redemption Amount per unit, calculated as though the date of acceleration were the stated maturity date of the Notes.

In case of default in payment of the Notes, whether on the stated maturity date or upon acceleration, from and after that date the Notes will bear interest, payable upon demand of their holders, at the then current Federal Funds Rate, reset daily, as determined by reference to Reuters page FEDFUNDS1 under the heading “EFFECT”, to the extent that payment of such interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for. “Reuters page FEDFUNDS1” means such page or any successor page, or page on a successor service, displaying such rate. If the Federal Funds Rate cannot be determined by reference to Reuters page FEDFUNDS1, such rate will be determined in accordance with the procedures set forth in the accompanying MTN prospectus supplement relating to the determination of the Federal Funds Rate in the event of the unavailability of Moneyline Telerate page 120.

THE COMPOSITE INDEX

Composite Index

The Composite Index is designed to allow investors to participate in the percentage change in the value of a leveraged long position in the S&P Asia 50 Index (the “Long Component”) and a short position in the Nasdaq-100 Index (the “Short Component”), the two indices comprising the Composite Index (each, an “Index Component”), from the Starting Value to the Ending Value. Each of the Index Components is described in the sections entitled “—The Long Component” and “—The Short Component” below. Each Index Component will be assigned a weighting and that weighting will reflect the relative contribution of that Index Component to the level of the Composite Index. The positive weighting of 150% of the initial level of the Composite Index in the Long Component can be viewed as a leveraged long position in the Long Component. The negative weighting of 50% of the initial level of the Composite Index in the Short Component can be viewed as a short position in the Short Component.

Determination of the Multiplier for each Index Component

A fixed factor (the “Multiplier”) will be determined for each Index Component on the Pricing Date based upon the initial weighting of each Index Component and will equal:

•	the initial weighting for the Index Component multiplied by 100; and

•	divided by the most recent available closing level of the Index Component and rounded to eight decimal places.

The Multipliers will be calculated in this way so that the level of the Composite Index will equal 100 on the Pricing Date. The Multipliers will remain fixed over the term of the Notes, except that the calculation agent may in its good faith judgment adjust the Multiplier of any Index Component in the event that Index Component is changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the level of that Index Component had those material changes or modifications not been made.

The hypothetical Multipliers for each Index Component as of March 30, 2007 are listed under “—Computation of the Composite Index” below.

Computation of the Composite Index

The calculation agent will calculate the closing level of the Composite Index by summing the products of the closing level for each Index Component on a Calculation Day and the Multiplier applicable to each Index Component. The level of the Composite Index will vary based on the appreciation or depreciation of each Index Component and on whether there is a long or short position in that Index Component. Any appreciation in the value of the Long Component will result in an increase in the level of the Composite Index because of the long position. Conversely, any depreciation in the value of the Long Component will result in a decrease in the level of the Composite Index because of the long position. Any depreciation in the value of the Short Component will result in an increase in the level of the Composite Index because of the short position. Conversely, any appreciation in the value of the Short Component will result in a decrease in the level of the Composite Index because of the short position. Because of the leveraged weighting of the Long Component, changes in its absolute value will have a greater effect on the level of the Composite Index than similar changes in the value of the Short Component. We cannot assure you of the direction of or percentage change in either Index Component from the Starting Value to the Ending Value. If March 30, 2007 was the Pricing Date, for each Index Component, the weighting, closing level, Multiplier and initial Composite Index contribution would be as follows:

Index Components	Bloomberg Symbol	Initial Weighting	Closing Level(1)	Hypothetical Multiplier(2)	Composite Index Contribution
S&P Asia 50 Index	SPA50	150.00%	2,904.73	0.05163991	150.00
Nasdaq-100 Index	NDX	–50.00%	1,772.36	–0.02821097	–50.00
				Starting Value:	100

(1)	This was the closing level of the Index Component on March 30, 2007.
(2)	The hypothetical Multiplier equals the weighting of the Composite Index (as a percentage) multiplied by 100, and then divided by the closing level of that Composite Index on March 30, 2007 and rounded to eight decimal places. The actual Multiplier will be determined on the Pricing Date and set forth in the final pricing supplement made available in connection with sales of the Notes.

Hypothetical Historical Data on the Composite Index

While historical information on the Composite Index will not exist before the Pricing Date, the following table sets forth the hypothetical historical month-end levels of the Composite Index from January 2002 through March 2007 based upon historical levels for each Index Component, the applicable hypothetical Multipliers indicated above for each Index Component calculated as of March 30, 2007 and a Composite Index level of 100 on that date. This hypothetical historical data on the Composite Index is not necessarily indicative of the future performance of the Composite Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Composite Index during any period set forth below is not an indication that the Composite Index is more or less likely to increase or decrease at any time over the term of the Notes.

	2002	2003	2004	2005	2006	2007
January	30.17	35.47	50.03	57.85	80.89	96.73
February	35.10	31.22	54.32	63.80	80.38	98.49
March	37.26	28.05	52.79	59.86	79.91	100.00
April	42.99	27.49	48.17	60.23	87.90
May	43.75	29.40	44.36	59.53	82.84
June	44.16	33.03	42.00	62.95	83.49
July	43.70	37.20	42.40	66.88	84.57
August	42.34	40.81	48.83	64.59	85.65
September	37.71	41.46	49.57	69.39	86.35
October	37.27	44.50	47.70	63.00	86.49
November	37.21	42.52	52.25	67.41	94.28
December	35.29	43.98	54.30	74.21	100.10

The following graph sets forth the hypothetical historical performance of the Composite Index presented in the preceding table. This hypothetical historical information is not necessarily indicative of the future performance of the Composite Index.

The Long Component

The Long Component is the S&P Asia 50 Index. All disclosure contained in this pricing supplement regarding the S&P Asia 50 Index, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available information prepared by Standard & Poor’s. ML&Co. and MLPF&S have not independently verified the accuracy or completeness of that information.

Description of the S&P Asia 50 Index

Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“Standard & Poor’s” or “S&P”) publishes the S&P Asia 50 Index. The S&P Asia 50 Index is intended to provide an indication of the pattern of common stock price movement of fifty companies from the Asian markets of Korea, Taiwan, Hong Kong and Singapore. These countries, not including Japan, represent the most liquid and investible markets from Asia. The fifty companies have been selected by Standard & Poor’s on the basis of their size, liquidity, sector representation and country representation. The calculation of the level of the S&P Asia 50 Index, discussed below in further detail, is based on the quotient of the total available market capitalization of the stocks included in S&P Asia 50 Index and an index divisor. As of February 28, 2007, 19 companies or 35.55% of the market capitalization for the S&P Asia 50 Index included companies from Hong Kong; 10 companies or 28.60% of the market capitalization of the S&P Asia 50 Index included companies from Korea; 8 companies or 10.76% of the market capitalization of the S&P Asia 50 Index included companies from Singapore; and 13 companies of 25.08% of the market capitalization of the S&P Asia 50 Index included companies from Taiwan.

Computation of the S&P Asia 50 Index

Standard & Poor’s currently computes the S&P Asia 50 Index as of a particular time as follows:

(a)	the market price per share of each of the stocks included in the S&P Asia 50 Index in its local currency is converted to U.S. dollars using the spot exchange rate applicable at the time of calculation (the result being referred to as the “U.S. dollar market value” of the stocks included in the S&P Asia 50 Index);

(b)	the number of free-floating available shares outstanding for each of the stocks included in the S&P Asia 50 Index is determined (the “availability factor”);

(c)	the U.S. dollar market value of each of the stocks included in the S&P Asia 50 Index is multiplied by its corresponding availability factor (the result being referred to as the “U.S. dollar market capitalization” for each Underlying Stock);

(d)	the U.S. dollar market capitalization for the stocks included in the S&P Asia 50 Index are aggregated; and

(e)	the result is divided by an index divisor calculated by Standard & Poor’s which is adjusted to account for additions and deletions to the S&P Asia 50 Index, rights issues, share buybacks and issuances, spin-offs and adjustments in availability (the result being referred to as the “U.S. dollar market capitalization component” of the S&P Asia 50 Index).

While Standard & Poor’s currently employs the above methodology to calculate the S&P Asia 50 Index, no assurance can be given that Standard & Poor’s will not modify or change this methodology in a manner that may affect the Composite Index and Redemption Amount, if any, payable to holders of the Notes upon maturity or otherwise.

Standard & Poor’s adjusts the foregoing formula to offset the effects of changes in the market value of a stock of a company included in the S&P Asia 50 Index that are determined by Standard & Poor’s to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

•	stock splits;

•	the issuance of stock dividends;

•	the granting to shareholders of rights to purchase additional shares of stock;

•	the purchase of shares by employees pursuant to employee benefit plans;

•	consolidations and acquisitions;

•	the granting to shareholders of rights to purchase other securities of the issuer;

•	the substitution by Standard & Poor’s of particular stocks included in the S&P Asia 50 Index; and

•	other reasons.

In these cases, Standard & Poor’s first recalculates the aggregate market value of all stocks included in the S&P Asia 50 Index, after taking account of the new market price per share of the particular stocks included in the S&P Asia 50 Index or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value &	(	New Market Value	)	= New Base Value
Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all stocks included in the S&P Asia 50 Index resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the S&P Asia 50 Index.

Month-End Closing Levels of the S&P Asia 50 Index. The following table sets forth the closing level of the S&P Asia 50 Index at the end of each month, in the period from January 2002 through March 2007. This historical data on the S&P 100 Index is not necessarily indicative of the future performance of the S&P Asia 50 Index or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the S&P Asia 50 Index during any period set forth below is not an indication that the S&P Asia 50 Index is more or less likely to decline at any time during the term of the Notes.

	2002	2003	2004	2005	2006	2007
January	1,431.01	1,223.97	1,784.59	1,950.43	2,501.05	2,852.33
February	1,422.24	1,156.21	1,855.25	2,061.03	2,469.18	2,869.60
March	1,515.23	1,099.59	1,808.05	1,969.04	2,478.10	2,904.73
April	1,530.22	1,136.50	1,698.30	1,942.46	2,631.21
May	1,507.40	1,223.68	1,660.06	1,995.55	2,467.14
June	1,429.51	1,296.15	1,641.77	2,034.84	2,477.29
July	1,371.84	1,418.01	1,586.17	2,172.03	2,462.20
August	1,334.65	1,523.04	1,693.36	2,114.84	2,521.55
September	1,185.14	1,514.99	1,731.79	2,218.65	2,575.79
October	1,262.34	1,635.55	1,735.99	2,082.78	2,621.29
November	1,330.37	1,601.56	1,870.42	2,219.04	2,804.25
December	1,221.06	1,653.60	1,937.18	2,335.86	2,898.31

The following graph sets forth the historical performance of the S&P Asia 50 Index presented in the preceding table. This historical information is not necessarily indicative of the future performance of the S&P Asia 50 Index.

License Agreement

Standard & Poor’s does not guarantee the accuracy and/or the completeness of the S&P Asia 50 Index or any data included in the S&P Asia 50 Index. Standard & Poor’s makes no warranty, express or implied, as to results to be obtained by the calculation agent, the holders of the Notes or any other person or entity from the use of the S&P Asia 50 Index or any data included in the S&P Asia 50 Index in connection with the rights licensed under the license agreement described in this pricing supplement or for any other use. Standard & Poor’s makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the S&P Asia 50 Index or any data included in the S&P Asia 50 Index. Without limiting any of the above information, in no event shall Standard & Poor’s have any liability for any special, punitive, indirect or consequential damage; including lost profits, even if notified of the possibility of these damages.

Standard & Poor’s and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use indices owned and published by Standard & Poor’s in connection with some securities, including the Notes, and ML&Co. is an authorized sublicensee of MLPF&S. The license agreement between Standard & Poor’s and MLPF&S provides that the following language must be stated in this pricing supplement:

“The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P Asia 50 Index to track general stock market performance. S&P’s only relationship to MLPF&S (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of S&P and of the S&P Asia 50 Index which is determined, composed and calculated by S&P without regard to ML&Co. or the Notes. S&P has no obligation to take the needs of ML&Co. or the holders of the Notes into consideration in determining, composing or calculating the S&P Asia 50 Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the Notes, prices at which the Notes are to initially be sold, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.”

The Short Component

The Short Component is the Nasdaq-100 Index. All disclosure contained in this pricing supplement regarding the Nasdaq-100 Index, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available sources. The information reflects the policies of Nasdaq as stated in these sources and these policies are subject to change at the discretion of Nasdaq. ML&Co. and MLPF&S have not independently verified the accuracy or completeness of that information.

Description of the Nasdaq-100 Index

The Nasdaq-100 Index is a modified market capitalization-weighted index of 100 of the largest stocks of non-financial companies listed on The Nasdaq Global Market or Nasdaq Global Select Market tiers of the Nasdaq. The Nasdaq-100 Index was first published in January 1985 and includes companies across a variety of major industry groups. As of March 30, 2007, the major industry groups covered in the Nasdaq-100 Index (listed according to their respective capitalization in the Nasdaq-100 Index) were as follows: information technology (68.79%); consumer discretionary (13.95%); health care (10.78%); industrials (3.40%); consumer staples (1.37%); telecommunication services (1.31%); materials (0.25%) and energy (0.16%) . The identity and capitalization weightings of the five largest companies represented in the Nasdaq-100 Index as of March 30, 2007, were as follows: Microsoft Corporation (12.28%); Cisco Systems Inc. (6.94%); Google Inc. (6.41%); Intel Corp. (4.96%); and Oracle Corp. (4.19%). Current information regarding the market value of the Nasdaq-100 Index is available from the Nasdaq as well as numerous market information services.

The Nasdaq-100 Index share weights of the component securities of the Nasdaq-100 Index at any time are based upon the total shares outstanding in each of those securities and are additionally subject, in certain cases, to rebalancing. Accordingly, each underlying stock’s influence on the level of the Nasdaq-100 Index is directly proportional to the value of its Nasdaq-100 Index share weight.

Computation of the Nasdaq-100 Index

Underlying Stock Eligibility Criteria and Annual Ranking Review

Initial Eligibility Criteria

To be eligible for initial inclusion in the Nasdaq-100 Index, a security must be listed on the Nasdaq and meet the following criteria:

•

the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or Nasdaq Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained that listing);

•	the security must be of a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume on the Nasdaq of at least 200,000 shares;

•

if the security is of a foreign issuer (a foreign issuer is determined based on its country of incorporation), it must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States;

•	only one class of security per issuer is allowed;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being Nasdaq-100 Index eligible;

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn;

•

the security must have “seasoned” on the Nasdaq or another recognized market (generally, a company is considered to be seasoned if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered); and

•

if the security would otherwise qualify to be in the top 25% of the securities included in the Nasdaq-100 Index by market capitalization for the six prior consecutive month ends, then a one-year “seasoning” criteria would apply.

Continued Eligibility Criteria

In addition, to be eligible for continued inclusion in the Nasdaq-100 Index the following criteria apply:

•

the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or Nasdaq Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained that listing);

•	the security must be of a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares as measured annually during the ranking review process;

•

if the security is of a foreign issuer, it must have listed options or be eligible for listed-options trading on a recognized options market in the U.S., as measured annually during the ranking review process;

•

the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the Nasdaq-100 Index at each month end. In the event a company does not meet this criterion for two consecutive month ends, it will be removed from the Nasdaq-100 Index effective after the close of trading on the third Friday of the following month; and

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

These Nasdaq-100 Index eligibility criteria may be revised from time to time by the Nasdaq without regard to the Notes.

The Nasdaq-100 Index securities are evaluated on an annual basis, except under extraordinary circumstances which may result in an interim evaluation, as follows (this evaluation is referred to herein as the “Ranking Review”). Securities listed on the Nasdaq which meet the applicable eligibility criteria are ranked by market value. Nasdaq-100 Index-eligible securities which are already in the Nasdaq-100 Index and which are ranked in the top 100 eligible securities (based on market capitalization) are retained in the Nasdaq-100 Index. A security that is ranked 101 to 125 is also retained, provided that such security was ranked in the top 100 eligible securities as of the previous Ranking Review or was added to the Nasdaq-100 Index subsequent to the previous Ranking Review. Securities not meeting such criteria are replaced. The replacement securities chosen are those Nasdaq-100 Index-eligible securities not currently in the Nasdaq-100 Index that have the largest market capitalization. The data used in the ranking includes end of October NASDAQ market data and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November.

Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December and replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year an Nasdaq-100 Index security is no longer traded on the Nasdaq, or is otherwise determined by the Nasdaq to become ineligible for continued inclusion in the Nasdaq-100 Index, the security will be replaced with the largest market capitalization security not currently in the Nasdaq-100 Index and meeting the Nasdaq-100 Index eligibility criteria listed above.

In addition to the Ranking Review, the securities in the Nasdaq-100 Index are monitored every day by the Nasdaq with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions or other corporate actions. The Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to those changes. If the change in total shares outstanding arising from a corporate action is greater than or equal to 5.0%, that change is made to the Nasdaq-100 Index as soon as practical. Otherwise, if the change in total shares outstanding is less than 5.0%, then all those changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. In either case, the Nasdaq-100 Index share weights for those underlying stocks are adjusted by the same percentage amount by which the total shares outstanding have changed in those Nasdaq-100 Index securities. Ordinarily, whenever there is a change in the Nasdaq-100 Index share weights or a change in a component security included in the Nasdaq-100 Index, the Nasdaq adjusts the divisor to assure that there is no discontinuity in the level of the Nasdaq-100 Index which might otherwise be caused by any of those changes.

Rebalancing of the Nasdaq-100 Index

The Nasdaq-100 Index is calculated under a “modified capitalization-weighted” methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the Nasdaq-100 Index by a few large stocks); (3) reduce Nasdaq-100 Index performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest Nasdaq-100 Index securities from necessary weight rebalancings.

Under the methodology employed, on a quarterly basis coinciding with the Nasdaq’s quarterly scheduled weight adjustment procedures, the Nasdaq-100 Index securities are categorized as either “Large Stocks” or “Small Stocks” depending on whether their current percentage weights (after taking into account scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the Nasdaq-100 Index (i.e., as a 100-stock index, the average percentage weight in the Nasdaq-100 Index is 1.0%).

This quarterly examination will result in a Nasdaq-100 Index rebalancing if either one or both of the following two weight distribution requirements are met: (1) the current weight of the single largest market capitalization Nasdaq-100 Index security is greater than 24.0% and (2) the “collective weight” of those Nasdaq-100 Index securities whose individual current weights are in excess of 4.5%, when added together, are greater than 48.0%. In addition, the Nasdaq may conduct a special rebalancing if it is determined necessary to maintain the integrity of the Nasdaq-100 Index.

If either one or both of these weight distribution requirements are met upon quarterly review, or the Nasdaq determines that a special rebalancing is required, a weight rebalancing will be performed. First, relating to weight distribution requirement (1) above, if the current weight of the single largest Nasdaq-100 Index security exceeds 24.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest Nasdaq-100 Index security to be set to 20.0%. Second, relating to weight distribution requirement (2) above, for those Nasdaq-100 Index securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their “collective weight” exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the “collective weight”, so adjusted, to be set to 40.0%.

The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average Nasdaq-100 Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that the smaller the Nasdaq-100 Index security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the Nasdaq-100 Index.

In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

Then, to complete the rebalancing procedure, once the final percent weights of each of the Nasdaq-100 Index securities are set, the Nasdaq-100 Index share weights will be determined anew based upon the last sale prices and aggregate capitalization of the Nasdaq-100 Index at the close of trading on the Tuesday in the week immediately preceding the week of the third Friday in March, June, September and December. Changes to the Nasdaq-100 Index share weights will be made effective after the close of trading on the third Friday in March, June, September and December and an adjustment to the Nasdaq-100 Index divisor will be made to ensure continuity of the Nasdaq-100 Index.

Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current Nasdaq-100 Index share weights. However, the Nasdaq may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the Nasdaq-100 Index components. In those instances, the Nasdaq would announce the different basis for rebalancing prior to its implementation.

Month-End Closing Levels of the Nasdaq-100 Index. The following table sets forth the closing level of the Nasdaq-100 Index at the end of each month in the period from January 2002 through March 2007. This historical data on the Nasdaq-100 Index is not necessarily indicative of the future performance of the Nasdaq-100 Index or what the future value of the Notes may be. Any historical upward or downward trend in the closing level of the Nasdaq-100 Index during any period set forth below is not an indication that the Nasdaq-100 Index is more or less likely to increase or decrease at any time during the term of the Notes.

	2002	2003	2004	2005	2006	2007
January	1,550.17	983.05	1,493.08	1,519.63	1,710.75	1,792.28
February	1,359.22	1,009.74	1,470.38	1,511.02	1,670.57	1,761.65
March	1,452.81	1,018.66	1,438.41	1,482.53	1,703.66	1,772.36
April	1,277.07	1,106.06	1,401.36	1,420.79	1,700.71
May	1,208.34	1,197.89	1,466.22	1,542.63	1,579.58
June	1,051.41	1,201.69	1,516.64	1,493.52	1,575.23
July	962.11	1,276.94	1,400.39	1,605.14	1,509.43
August	942.38	1,341.20	1,368.68	1,581.71	1,579.73
September	832.52	1,303.70	1,412.74	1,601.66	1,654.13
October	989.54	1,416.39	1,486.72	1,579.18	1,732.54
November	1,116.10	1,424.25	1,571.50	1,672.56	1,791.25
December	984.36	1,467.92	1,621.12	1,645.20	1,756.90

The following graph sets forth the historical performance of the Nasdaq-100 Index presented in the preceding table. This historical information is not necessarily indicative of the future performance of the Nasdaq-100 Index.

License Agreement

Nasdaq and ML&Co. have entered into a non-exclusive license agreement providing for the license to ML&Co., in exchange for a fee, of the right to use the Index in connection with certain securities, including the Notes.

The license agreement between Nasdaq and ML&Co. provides that the following language must be stated in this pricing supplement:

“The Notes are not sponsored, endorsed, sold or promoted by, The Nasdaq Stock Market, Inc. (including its affiliates) (Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Notes. The Corporations make no representation or warranty, express or implied to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the NASDAQ-100 Index® to track general stock market performance. The Corporations’ only relationship to ML&Co. is in the licensing of the NASDAQ-100®, NASDAQ-100 Index®, and Nasdaq® trademarks or service marks, and certain trade names of the Corporations and the use of the NASDAQ-100 Index® which is determined, composed and calculated by Nasdaq without regard to ML&Co. or the Notes. Nasdaq has no obligation to take the needs of ML&Co. or the owners of the Notes into consideration in determining, composing or calculating the NASDAQ-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ML&CO., OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

UNITED STATES FEDERAL INCOME TAXATION

Set forth in full below is the opinion of Sidley Austin LLP, counsel to ML&Co. (“Tax Counsel”). As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities or persons holding Notes in a tax-deferred or tax-advantaged account (except to the extent specifically discussed below), dealers in securities or currencies, traders in securities that elect to mark to market, persons subject to the alternative minimum tax, persons holding Notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). If a partnership holds the Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the Notes should consult their own tax advisors. Moreover, all persons considering the purchase of the Notes should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996, that elect to be treated as United States persons will also be U.S. Holders for purposes of the following discussion. As used herein, the term “non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for United States federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper United States federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the level of the Composite Index. In the opinion of Tax Counsel, this characterization and tax treatment of the Notes, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the “IRS”), will not result in the imposition of penalties. The characterization and tax treatment of the Notes described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization and tax treatment of the Notes or instruments similar to the Notes for United States federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes.

Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the United States federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the United States federal income tax consequences of an investment in the Notes (including alternative characterizations and tax treatments of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the assumption that the characterization and tax treatment described above is accepted for United States federal income tax purposes.

Tax Treatment of the Notes

Assuming the characterization and tax treatment of the Notes as set forth above, Tax Counsel believes that the following United States federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in a Note will equal the amount paid by the U.S. Holder to acquire the Note.

Payment on the Maturity Date. Upon the receipt of cash on the maturity date of the Notes, a U.S. Holder will recognize gain or loss. The amount of that gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder’s tax basis in the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of that gain or loss as capital gain or loss. If any gain or loss is treated as capital gain or loss, then that gain or loss will generally be short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations.

Early Redemption of the Notes. Upon an early redemption of the Notes, a U.S. Holder will recognize gain or loss. The amount of that gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder’s tax basis in the Note. Any such gain or loss will be treated as capital gain or loss. Any such capital gain or loss will generally be short-term capital gain or loss. As discussed above, the deductibility of capital losses is subject to certain limitations.

Sale or Exchange of the Notes. Upon a sale or exchange of a Note prior to the maturity date of the Notes, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and the U.S. Holder’s tax basis in the Note so sold or exchanged. Any such capital gain or loss will generally be short-term capital gain or loss. As discussed above, the deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Notes

Due to the absence of authorities that directly address the proper characterization and tax treatment of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the United States federal income tax consequences of owning the Notes under Treasury regulations governing contingent payment debt instruments (the “CPDI Regulations”).

If the IRS were successful in asserting that the CPDI Regulations applied to the Notes, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Notes every year at a “comparable yield” for us, determined at the time of issuance of the Notes. Furthermore, any gain realized on the maturity date or upon a sale, early redemption or other disposition of the Notes would generally be treated as ordinary income, and any loss realized on the maturity date or upon a sale, early redemption or other disposition of the Notes would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and capital loss thereafter.

Even if the CPDI Regulations do not apply to the Notes, other alternative United States federal income tax characterizations or treatments of the Notes may also be possible, and if applied could also affect the timing and the character of the income or loss with respect to the Notes. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the United States federal income tax consequences of an investment in the Notes.

Unrelated Business Taxable Income

Section 511 of the Internal Revenue Code of 1986, as amended (the “Code”) generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. As discussed above, the U.S. federal income tax characterization and treatment of the Notes is uncertain. Nevertheless, in general, if the Notes are held for investment purposes, the amount of income or gain, if any, realized with respect to a Note, or any income that would accrue to a holder of a Note if the Notes were characterized as contingent payment debt instruments (as discussed above), will not constitute unrelated business taxable income. However, if a Note constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a Note to purchase the Note, all or a portion of any income or gain realized with respect to such Note may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the Notes should be aware that whether or not any income or gain realized with respect to a Note which is owned by an organization that is generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the Notes that are generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code are urged to consult with their own tax advisors concerning the U.S. federal income tax consequences to them of investing in the Notes.

Non-U.S. Holders

Based on the characterization and tax treatment of each Note as a pre-paid cash-settled forward contract linked to the level of the Composite Index, in the case of a non-U.S. Holder, a payment made with respect to a Note on the maturity date will not be subject to United States withholding tax, provided that the non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with a United States trade or business of the non-U.S. Holder. Any capital gain realized upon the sale or other disposition of a Note by a non-U.S. Holder will generally not be subject to United States federal income tax if (i) that gain is not effectively connected with a United States trade or business of the non-U.S. Holder and (ii) in the case of an individual non- U.S. Holder, the individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by the individual in the United States, and the individual does not have a “tax home” (as defined for United States federal income tax purposes) in the United States.

As discussed above, alternative characterizations and treatments of the Notes for United States federal income tax purposes are possible. Should an alternative characterization or tax treatment of the Notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the Notes to become subject to withholding tax, ML&Co. will withhold tax at the applicable statutory rate. Prospective non-U.S. Holders of the Notes should consult their own tax advisors in this regard.

Backup Withholding

A beneficial owner of a Note may be subject to backup withholding at the applicable statutory rate of United States federal income tax on certain amounts paid to the beneficial owner unless the beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against the beneficial owner’s United States federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MLPF&S, may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MLPF&S or any of its affiliates is a party in interest, unless the securities are acquired pursuant to an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the securities. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under new Section 408(b)(17) of ERISA and new Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with plan assets of any Plan or with any assets of a governmental, church or foreign plan that is subject to any federal, state, local or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church or foreign plan, any substantially similar federal, state, local or foreign law).

Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the Service Provider Exemption.

Purchasers of the securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying general prospectus supplement and to hedge market risks of ML&Co. associated with its obligation to pay the Redemption Amount.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S has advised ML&Co. that it proposes initially to offer all or part of the Notes directly to the public on a fixed price basis at the offering price set forth on the cover of this pricing supplement. After the initial public offering, the public offering price may be changed. The obligations of MLPF&S are subject to certain conditions and it is committed to take and pay for all of the Notes if any are taken.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this pricing supplement by reference from Merrill Lynch and Co., Inc.’s Annual Report on Form 10-K for the year ended December 29, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph regarding the change in accounting method in 2006 for share-based payments to conform to Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment) and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INDEX OF CERTAIN DEFINED TERMS

Page
Business Day	PS-15
Calculation Day	PS-12
Calculation Period	PS-12
Component Stocks	PS-3
Composite Index	PS-1
Early Redemption Date	PS-4
Ending Value	PS-4
Index Business Day	PS-13
Index Component	PS-3
Index Publisher	PS-15
Long Component	PS-1
Market Disruption Event	PS-13
Multiplier	PS-3
Notes	PS-1
Pricing Date	PS-3
Redemption Amount	PS-4
Short Component	PS-1
Starting Value	PS-4
successor index	PS-15

Capitalized terms used in this pricing supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus, as applicable.

                    Units

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Merrill Lynch Long Short NotesSM

Linked to the S&P Asia 50/Nasdaq-100® Long Short Index—Series XIII

due February     , 2008

(the “Notes”)

$10 original public offering price per unit

PRICING SUPPLEMENT

Merrill Lynch & Co.

May     , 2007